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                                 Edwin W. Scott
            Acting Senior Vice President and General Counsel
                            Consolidated Edison, Inc.
                         4 Irving Place, New York 10003



                                                January 2, 1998


Consolidated Edison, Inc.
4 Irving Place
New York, New York  10003

            Re: Securities Being Registered Under the Securities Act of 1933

Ladies and Gentlemen:

      As the Acting Senior Vice President and General Counsel and chief legal officer of each of Consolidated Edison, Inc. ("CEI") and Consolidated Edison Company of New York, Inc. ("CECONY"), I have general supervision of the legal affairs of CEI and the personnel of CECONY's Law Department. I and other members of CECONY's Law Department have represented CEI in connection with the filing by CEI with the Securities and Exchange Commission of a Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-01717) relating to the issuance and sale of shares of Common Shares ($.10 par value) of CEI (the "Securities") from time to time pursuant to Rule 415 under the Securities Act of 1933 (the "Registration Statement"). The Securities are to be issued under the CEI Automatic Dividend Reinvestment and Cash Payment Plan (the "Plan"), which is presented in its entirety under the heading "Description of the Plan" in each of
(i) the prospectus, dated March 14, 1996, as amended by the prospectus supplement, dated January 2, 1998, and (ii) the prospectus, dated November 23, 1993, as amended by the prospectus supplements, dated March 14, 1996 and January 2, 1998, constituting a part of the Registration Statement. CEI is the successor issuer to CECONY under Rule 414 under the Securities Act of 1933.

      I have examined such documents as I have deemed necessary for the purpose of this opinion, including (a) the Certificate of Incorporation and the By-Laws of CEI; (b) the Plan; (c) the Agreement and Plan of Exchange between CEI and CECONY, pursuant to which CEI assumed the Plan; and (d) minutes of meetings of the Board of Directors of CEI and the Board of Trustees of CECONY. It is my opinion that the Securities are or will become legally issued, fully paid and non-assessable upon the due authorization and execution of the Securities by CEI and the receipt by CEI of payment for the Securities in accordance with the terms set forth in the Registration Statement.


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      I consent to the filing of this opinion as an exhibit to the  Registration
Statement and to the reference to me under the caption "Legal Matters" in the prospectus supplement, dated January 2, 1998, constituting a part of the Registration Statement. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                                          Very truly yours,


                                             EDWIN SCOTT